Exhibit 10.4

April 26, 2013

Douglas M. Steenland

Re:	Service as Non-Executive Chairman on Travelport Limited Board of Directors

Dear Doug:

This Letter will set forth the terms of your service as Non-Executive Chairman on the Board of Directors (the “Board”) of Travelport Limited (“Travelport Limited” or the “Company”), effective May 1, 2013 (the “Effective Date”).

Term.  You have agreed to serve on the Board on the terms set forth herein. Unless earlier terminated in accordance with this Letter, this arrangement shall be until May 1, 2014, but shall automatically renew on a yearly basis thereafter until terminated by you or the Company pursuant to the terms set forth in this Letter.

Fee.  Your duties will include attending meetings of the Board and any committees thereof (e.g. the regularly scheduled quarterly meetings of the Board) as well as other duties normally required of a non-executive chairman. You will be entitled, during the continuance of your service, to a fee for your services as Non-Executive Chairman as determined by the shareholders in accordance with the bye-laws of the Company from time to time (the “Fee”). The annual Fee is $350,000 as of May 1, 2013 (subject to change in accordance with the provisions of this Letter), to be paid quarterly in arrears by the Company or one of its subsidiaries, which will be prorated for any partial quarter of service. For the period from April 1, 2013 to April 30, 2013, you will continue to be paid the annual Fee based on the rate set forth in the August 2, 2011 letter agreement (the “Prior Letter”). The Fee will be reviewed as determined in accordance with the constitutional documents of the Company from time to time. This Letter, and the Fee under it, shall also cover your service as a member of the Audit, Compensation and Executive Committees of the Company.

Independent Contractor.  You acknowledge and agree that you will be an independent contractor and not an employee of the Company or its affiliates. The Company and its affiliates shall provide no worker’s compensation, health or accident insurance to cover you. The Company and its affiliates shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

Prior Agreements.  You represent and affirm that you do not have any non-competition, confidentiality, restrictive covenant or other similar agreement or contract that will or may restrict or limit in any way your ability to perform the duties on the Board. Except as expressly set forth herein, this Letter contains the entire agreement between you and the Company, and fully supersedes any written or oral prior agreements, including without limitation the Prior Letter.

Expenses.  The Company or one of its subsidiaries shall reimburse you for all reasonable and properly documented expenses that you incur in performing your duties pursuant to this Letter.

Termination.  In the event that your services on the Board are no longer needed, you will be notified by us in writing of the date on which your appointments will terminate (the “Termination Date”). In the event of a notification of a Termination Date, the Company or one of its subsidiaries shall pay you any pro-rata fee for the period up to the Termination Date, plus any unpaid fee for the prior quarter of service. You may terminate your appointment by notifying the Company in writing of the date will cease to be a director on the Board (also the “Termination Date”), in which case the Company or one of its subsidiaries shall pay you any pro-rata fee for the period up to the Termination Date, plus any unpaid fee for the prior quarter of service. In the event of a termination by you or the Company, the Company or one of its subsidiaries shall also reimburse you for all reasonable and properly documented expenses that you have incurred in performing your duties pursuant to this Letter through the Termination Date. By the Termination Date or immediately thereafter, you will return all property and records of the Company and its affiliates, whether electronic or paper based and including without limitation any copies thereof, to the Company.

Corporate Governance.  You acknowledge and agree that the powers and duties of a Director of the Company are set out in the Company’s bye-laws or articles, as the case may be, and are also imposed by applicable law and that apart from his statutory duties, the Director is also subject to a fiduciary duty to exercise his powers in good faith and in a manner most likely to promote the best interests of the Company. You will also be required to avoid conflicts of interest during your services to the Company and to adhere to Travelport’s Securities Trading Policy.

If you agree with the terms of this Letter, please would you countersign below the enclosed copy of this Letter and return it to me to indicate your agreement with this Letter. Please do not hesitate to contact me with any questions or if I may assist you in any way.

Very truly yours,

Travelport Limited

/s/ Eric J. Bock
By: Eric J. Bock

Its: Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Acknowledged and agreed:

/s/ Douglas M. Steenland
Douglas M. Steenland

cc:	Gordon Wilson, President and CEO
Terry Conley, EVP – Capability and Performance